Exhibit 99.1

Consent of Director Nominee

Lion Biopharmaceuticals, Inc. is filing a Registration Statement on Form S-1 (SEC File No. 333-________) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Lion Biopharmaceuticals, Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ DR. IAIN DUKES, M.D.
Iain Dukes, M.D.